ARTICLES OF INCORPORATION
                                       OF
                     TOTAL SYSTEM SERVICES, INC., AS AMENDED

                                    ARTICLE I
     The name of the corporation is Total System Services, Inc.

                                   ARTICLE II
     The corporation shall have perpetual duration.

                                   ARTICLE III
     The corporation is organized pursuant to the provisions of the Georgia Business Corporation Code.

                                   ARTICLE IV
     The corporation is a corporation for profit and is organized for the following general purposes:

            (a)To engage in providing data processing and data transmission services, data bases and facilities (including data processing and data transmission hardware, software, documentation and operating personnel) for the internal operations of CB&T Bancshares, Inc., and its subsidiaries, as a subsidiary corporation of Columbus Bank and Trust Company as defined under the provisions of the Financial Institutions Code of Georgia;
            (b)To engage in providing data processing and transmission services, facilities and data bases, or access to such services, facilities and data bases, to others by technologically feasible means, where the data to be processed and transmitted is of a financial, banking or economic nature (specifically including bank card transactions), as a subsidiary corporation of Columbus Bank and Trust Company as defined under the provisions of the Financial Institutions Code of Georgia;
            (c)To engage in providing purchasing services for CB&T
       Bancshares, Inc. and its subsidiaries, including Columbus Bank and Trust Company, as a subsidiary corporation of Columbus Bank and Trust Company as defined under the provisions of the Financial Institutions Code of Georgia;
            (d)To purchase, own, maintain and repair personal and real property as may be necessary and/or desirable to carry on its activities relating to the foregoing in connection with its existence as a subsidiary corporation of Columbus Bank and Trust Company as defined under the provisions of the Financial Institutions Code of Georgia; and
            (e)To engage in any lawful business or activity relating to the foregoing in connection with its existence as a subsidiary corporation of Columbus Bank and Trust Company as defined under the provisions of the Financial Institutions Code of Georgia.

                                    Exhibit 4.1


                                    Article V
     The maximum number of shares of capital stock that the corporation shall be authorized to have outstanding at any time shall be 600,000,000 shares. The sole class of capital stock of the corporation shall be common stock of the par value of $.10 per share; and the amount of capital with which the corporation shall begin business shall not be less than $500. The corporation may acquire its own shares and shares so acquired shall become treasury shares.

                                   ARTICLE VI
     No shareholder of the corporation shall have any preemptive right to purchase, subscribe for or otherwise acquire any shares of stock of any class of the corporation, or any series of any class, or any options, rights or warrants to purchase any shares of any class, or any series of any class, or any other of the securities of the corporation convertible into or carrying an option to purchase shares of any class, or any series of any class, whether now or hereafter authorized, and the Board of Directors of the corporation may authorize the issuance of shares of stock of any class, and series of the same class, or options, rights or warrants to purchase shares of any class, or any series of any class, or any securities convertible into or carrying an option to purchase shares of any class, or any series of any class, without offering such issue of shares, options, rights, warrants or other securities, either in whole or in part, to the shareholders of the corporation.

                                   ARTICLE VII
     The Board of Directors of the corporation may authorize the issuance of bonds, debentures and other evidences of indebtedness of the corporation and may fix all of the terms thereof, including, without limitation, the convertibility thereof into shares of stock of the corporation of any class, or any series of the same class.

                                  ARTICLE VIII
     The Board of Directors of the corporation shall be divided into three classes, with each class to be as nearly equal in number as possible. At the first annual meeting of the shareholders of the corporation, all members of the Board of Directors shall be elected with the terms of office of directors comprising the first class to expire at the first annual meeting of the shareholders of the corporation after their election, the terms of office of directors comprising the second class to expire at the second annual meeting of the shareholders of the corporation after their election and the terms of office of directors comprising the third class to expire at the third annual meeting of the shareholders of the corporation after their election, and as their terms of office expire, the directors of each class will be elected to hold office until the third succeeding annual meeting of the shareholders of the corporation after their election.

                                   ARTICLE IX
     The shareholder vote or action required to: (i) approve any merger or consolidation of the corporation with or into any other corporation, and the sale, lease, exchange or other disposition of all, or substantially all, of the assets of the corporation to or with any other corporation, person or entity, with respect to which the approval of the corporation's shareholders is required by the provisions of the Georgia Business Corporation Code; (ii) fix, from time to time, the number of members of the Board of Directors of the corporation;
(iii) remove a member of the Board of Directors of the corporation; (iv) call a special meeting of the shareholders of the corporation; and (v) alter, delete or rescind any provisions of the corporation's Articles of Incorporation, shall be 80% of the total issued and outstanding shares of the corporation's common stock of the par value of $.10 per share.

                                    ARTICLE X
     The initial registered office of the corporation shall be 1000 Fifth Avenue, Columbus, Georgia 31901, and the initial registered agent of the corporation at said address shall be Kenneth E. Evans.

                                   ARTICLE XI
     The initial Board of Directors of the corporation shall consist of fifteen members, whose names and addresses are as follows:

     Name                                                     Address

Richard H. Bickerstaff                               6345 Mountainview Drive
                                                     Columbus, Georgia  31904

James H. Blanchard                                   6200 Mountainview Drive
                                                     Columbus, Georgia  31904

Lovick P. Corn                                       2500 Fairway Avenue
                                                     Columbus, Georgia  31906

C.W. Curry                                           2814 Techwood Drive
                                                     Columbus, Georgia 31906

Gardiner W. Garrard, Jr.                             6551 Green Island Drive
                                                     Columbus, Georgia  31904

John P. Illges, III                                  6301 Waterford Road
                                                     Columbus, Georgia  31904

G. Gunby Jordan                                      666 Barschall Drive
                                                     Columbus, Georgia  31904

William M. McVay                                     3359 Windemere Street
                                                     Columbus, Georgia  31904

H. Lynn Page                                         421 Westmoreland Road
                                                     Columbus, Georgia 31904

Edwin W. Rothschild                                  2422 Craigston Drive
                                                     Columbus, Georgia  31906

Philip W. Tomlinson                                  6044 Seaton Drive
                                                     Columbus, Georgia  31904

William B. Turner                                    3132 Hilton Avenue
                                                     Columbus, Georgia  31906

Richard W. Ussery                                    6160 Seaton Drive
                                                     Columbus, Georgia  31905

George C. Woodruff, Jr.                              6201 Waterford Road
                                                     Columbus, Georgia  31904

James D. Yancey                                      612 Ascot Way
                                                     Columbus, Georgia  31904

                                   ARTICLE XII
     The name and address of the incorporator of the corporation is J. Quentin Davidson, Jr., 828 Broadway, Columbus, Georgia 31901.

                                  ARTICLE XIII
     Any action required by law or permitted to be taken at any shareholders' meeting may be taken without a meeting if, and only if, written consent, setting forth the action so taken, shall be signed by all of the shareholders of record of common stock of the corporation entitled to vote with respect to the subject matter thereof. Such consent shall have the same force and effect as a unanimous vote of the shareholders and shall be filed with the Secretary and recorded in the Minute Book of the corporation.

                                   ARTICLE XIV
            (a) The Board of Directors of the corporation may, if it deems it advisable, oppose a tender or other offer for the corporation's securities, whether the offer is in cash or in the securities of a corporation or otherwise. When considering whether to oppose an offer, the Board of Directors may, but is not legally obligated to, consider any pertinent issues; by way of illustration, but not of limitation, the Board of Directors may, but shall not be legally obligated to, consider all or any of the following:
                      (i) whether the offer price is acceptable based on
                  the historical and present operating results or financial condition of the corporation;
                      (ii) whether a more favorable price could be obtained
                  for the corporation's securities in the future;
                      (iii) the impact which an acquisition of the
                  corporation would have on the employees and customers of the corporation and its subsidiaries and the communities which they serve;
                      (iv) the reputation and business practices of the
                  offeror and its management and affiliates as they would affect the employees and customers of the corporation and its subsidiaries and the future value of the corporation's stock;
                      (v) the value of the securities, if any, that the
                  offeror is offering in exchange for the corporation's securities, based on an analysis of the worth of the corporation as compared to the offeror or any other entity whose securities are being offered; and
                      (vi) any antitrust or other legal or regulatory
                  issues that are raised by the offer.

            (b) If the Board of Directors determines that an offer should be rejected, it may take any lawful action to accomplish its purpose including, but not limited to, any or all of the following:
         (i) advising shareholders not to accept the offer; (ii) litigation against the offeror; (iii) filing complaints with governmental and regulatory authorities; (iv) acquiring the corporation's securities;
         (v) selling or otherwise issuing authorized but unissued securities of the corporation or treasury stock or granting options or rights with respect thereto; (vi) acquiring a company to create an antitrust or other regulatory problem for the offeror; and (vii) soliciting a more favorable offer from another individual or entity.

                                   ARTICLE XV
     No director shall be personally liable to the corporation or its shareholders for monetary damages for any breach of duty of care or other duty. Notwithstanding the foregoing, a director shall be liable to the extent provided by applicable law: (i) for the appropriation in violation of his duties of any business opportunity of the corporation; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
(iii) for any action for which the director could be found liable pursuant to
Section 14-2-154 of the Official Code of Georgia Annotated, or any amendment thereto or successor provision thereto; or (iv) for any transaction from which the director derived an improper personal benefit. This provision shall not eliminate or limit the liability of a director for any act or omission occurring prior to July 1, 1987. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.